UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2006

Rochester Medical Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-18933	41-1613227
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Rochester Medical Drive, Stewartville, Minnesota		55976
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	507-533-9600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2006, the Compensation Committee of the Board of Directors of Rochester Medical Corporation (the "Company") amended the Company’s cash bonus management incentive plan for the fiscal year ending September 30, 2006 (the "Plan"), with respect to the bonus criteria used for Philip J. Conway, Vice President, Production Technologies. Because of the shift in corporate-wide goals during the 2006 fiscal year as a result of the acquisition of certain assets of Coloplast A/S and Mentor Medical Limited, and the related establishment of the Company’s operations in the United Kingdom through its newly formed subsidiary, Rochester Medical Limited, the Compensation Committee concluded that basing Mr. Conway’s bonus on measurable production goals related to productivity, scrap reduction and intermittent cost reduction did not adequately reflect Mr. Conway’s responsibilities or contributions to the Company during the fiscal year. Rather, Mr. Conway will be entitled to earn bonus incentive compensation under the Plan on a basis similar to the rest of the Company’s management personnel based upon the Company’s financial performance, with 50% of the weighted performance criteria based on the Company’s net sales and 50% based on the Company’s operating income.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rochester Medical Corporation

October 26, 2006	By:	/s/ David A. Jonas

Name: David A. Jonas
Title: Chief Financial Officer